Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of United Community Financial Corp. on Form S-4 of our report dated March 11, 2016 on the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of United Community Financial Corp. for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the proxy statement/prospectus.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Cleveland, Ohio

November 22, 2016